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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

                    EARNINGS PROTECTOR DEATH BENEFIT RIDER

This rider is added to the Contract. It provides for an optional death benefit, which is added to the Death Benefit payable under your Contract.

Earnings Protector Death Benefit

Earnings Protector Death Benefit if all Annuitant(s) are age 70 or younger at issue:

The Earnings Protector Death Benefit is equal to 40% of earnings defined as
(a) minus (b), where:

   (a) is the Contract Value as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office; and

   (b) is the sum of Purchase Payments paid adjusted for withdrawals, including surrender charges and premium taxes.

The Earnings Protector Death Benefit, as calculated above, cannot exceed 70% of Purchase Payments paid adjusted for withdrawals, including surrender charges and premium taxes. Purchase Payments, other than the initial Purchase Payment, paid within 12 months of death are not included in this calculation. The Earnings Protector Death Benefit will never be less than zero.

Earnings Protector Death Benefit if any Annuitant(s) is age 71 or older at issue:

The Earnings Protector Death Benefit is equal to 25% of earnings defined as
(a) minus (b), where:

   (a) is the Contract Value as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office; and

   (b) is the sum of Purchase Payments paid adjusted for withdrawals, including surrender charges and premium taxes.

The Earnings Protector Death Benefit, as calculated above, cannot exceed 40% of Purchase Payments paid adjusted for withdrawals, including surrender charges and premium taxes. Purchase Payments, other than the initial Purchase Payment, paid within 12 months of death are not included in this calculation. The Earnings Protector Death Benefit will never be less than zero.

When the Earnings Protector Death Benefit will be calculated:

The Earnings Protector Death Benefit will be calculated as of the first Valuation Day as of which we have receipt of due proof of death and all required forms at our Home Office.

Rider Charge

There will be a charge made for this rider, as shown on the Contract Data
Pages, while it is in effect. The charge will be calculated and deducted in arrears. The charge is calculated [quarterly] as a percentage of the Contract Value on that date and deducted [quarterly] from the Contract Value. If a spouse is added as Joint Annuitant after the Contract is issued, a new charge for the rider may apply. This new charge may be higher than the charge previously applied for this rider. On the day the rider and/or the Contract terminates, the charge for this rider will be calculated, prorata, and deducted.

The charge for this rider will be deducted from the Contract Value proportionately across the Subaccounts and Guarantee Account in which you are invested.

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When this Rider is Effective

The effective date of this rider is the Contract Date unless another effective date is shown on the Contract Data Pages. This rider may not be terminated prior to the Annuity Commencement Date. When Income Payments begin, this rider and its corresponding charge will terminate. If the Contract is surrendered or otherwise terminated, this rider will terminate. If the contract is terminated and later reinstated, this rider cannot be reinstated without our approval.

If a Joint Annuitant is added to the Contract after the date this rider is issued, the calculation of benefits provided pursuant to this rider will be determined based on the age of the Annuitant(s) on the date the Joint Annuitant is added to the Contract.

Change of Ownership

In the event that the underlying Contract is assigned or sold, unless under a court ordered assignment, this rider will terminate on such date of sale or assignment.

Issue Age

This rider is only available if all Annuitants are age [75 or younger] on the Contract Date.

Spousal Continuation

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is an Annuitant and elects to continue the Contract, this rider will continue. For purposes of this provision, all references to age at issue will mean the age of all Annuitant(s) on the date the rider was issued. All references to "sum of Purchase Payments paid" and "Purchase Payments paid" will mean the Contract Value determined for the continued Contract on the same Valuation Day after all benefits are paid under the Contract and any riders as a result of the first death of an Annuitant.

Upon the death of any Annuitant, if the designated beneficiary is a surviving spouse who is not an Annuitant, elects to continue the Contract and is age [75 or younger] on the date of the Annuitant's death, this rider will continue. The charge for this rider may change. The charge for this rider and the calculation of benefits provided pursuant to this rider when continued will be determined based on the age of the surviving spouse on the date of the Annuitant's death. For purposes of this provision, all references to age at issue will mean the age of the surviving spouse on the date of death of the Annuitant. All references to "sum of Purchase Payments paid" and "Purchase Payments paid" will mean the Contract Value determined for the continued Contract on the same Valuation Day after all benefits are paid under the Contract and any riders as a result of the first death of an Annuitant.

For Genworth Life and Annuity Insurance Company,


                                                      /s/ Pamela S. Schutz
                                                  ------------------------------
                                                       [Pamela S. Schutz]
                                                            President

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